Exhibit 23.6

Consent of Independent Accountants

The Board of Directors

Apple REIT Nine, Inc.

Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1) the use of our report dated October 13, 2008 with respect to the combined balance sheets of Santa Clarita Hotels Portfolio as of December 31, 2007 and 2006, and the related combined statements of income and cash flows for the years then ended, incorporated by reference herein

(2) the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Wilson, Price, Barranco Blankenship & Billingsley, P.C.

Montgomery, Alabama

September 3, 2009